Exhibit 3.3

CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

STARTON HOLDINGS, INC.

December 9, 2025

Starton Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 24, 2025 (the “Amended and Restated Certificate of Incorporation”).

2. Section 4.1(a) of Article IV of the Amended and Restated Certificate of Incorporation is hereby amended by adding the following paragraph at the end thereof:

“Upon this Certificate of Amendment to the Amended and Restated Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), the shares of Common Stock and Special Voting Stock issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time shall be reclassified as and combined into a smaller number of shares of Common Stock and Special Voting Stock, respectively, such that every three (3) shares of Common Stock shall, at the Effective Time, be automatically reclassified and combined into one (1) validly issued, fully-paid and nonassessable share of Common Stock, and every three (3) shares of Special Voting Stock shall, at the Effective Time, be automatically reclassified and combined into one (1) validly issued, fully-paid and nonassessable share of Special Voting Stock, in each case automatically and without any action by the holder thereof (the “Reverse Stock Split”). The par value of the Common Stock and the Special Voting Stock immediately following the Effective Time shall remain at $0.001 per share. No fractional shares of Common Stock or Special Voting Stock shall be issued in connection with the Reverse Stock Split, and no holder shall be entitled to exercise any rights as a holder of fractional shares. In lieu of issuing any such fractional shares, each holder who would otherwise be entitled to receive a fractional share of Common Stock or Special Voting Stock shall be entitled to receive a cash payment equal to the fair value of such fractional share, as determined by the Board of Directors of the Corporation, which value may be based on the closing trading price of the Common Stock on the trading day immediately preceding the Effective Time or such other method of valuation as the Board of Directors deems appropriate. The Corporation or its transfer agent may aggregate all fractional interests, sell the resulting whole shares in one or more transactions as soon as reasonably practicable following the Effective Time, and distribute the aggregate net proceeds, after expenses, pro rata to the holders otherwise entitled to receive fractional shares, in lieu of such fractional shares. Each certificate or book-entry position representing shares of Common Stock or Special Voting Stock, as applicable, immediately prior to the Effective Time shall thereafter represent the number of whole shares of Common Stock or Special Voting Stock, respectively, into which the shares represented thereby have been reclassified and combined pursuant to the Reverse Stock Split, without the need for surrender or exchange thereof.”

3. This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

5. The effective date and time of the Certificate of Amendment in accordance with Section 103(d) of the General Corporation Law of the State of Delaware is 8:00am Eastern Daylight Time on December 9, 2025.

[Signature Page Follows]

IN WITNESS WHEREOF, Starton Holdings, Inc. has caused this Certificate of Amendment to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

STARTON HOLDINGS, INC.

By:	/s/ Pedro Lichtinger
Name:	Pedro Lichtinger
Title:	Chief Executive Officer